December 2014 Free Writing Prospectus Registration Statement No. 333-180289 Dated December 1, 2014 Filed Pursuant to Rule 433

Structured Investments

Opportunities in International Equities

Trigger PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due January 4, 2018

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Trigger PLUS offered are senior unsecured debt securities of HSBC USA Inc. (“HSBC”), will not pay interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying ETF Underlying Supplement, prospectus supplement and prospectus, as supplemented or modified by this free writing prospectus. All references to “Reference Asset” in the prospectus supplement and the ETF Underlying Supplement shall refer to the “underlying shares” herein. At maturity, if the price of the underlying shares has appreciated, investors will receive the stated principal amount of their investment plus a payment reflecting leveraged upside performance of the underlying shares, subject to the maximum payment at maturity. However, at maturity, if the price of the underlying shares does not change or has depreciated, and (i) if the price of the underlying shares is greater than or equal to the specified trigger price, investors will receive the stated principal amount of their investment, or (ii) if the price of the underlying shares is less than the specified trigger price, the investor will lose 1% for every 1% decline in the underlying shares from the pricing date to the valuation date. The Trigger PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the underlying shares, and the limited protection against loss but only if the final share price is not less than the trigger price. Investors may lose up to 100% of the stated principal amount of the Trigger PLUS. All payments on the Trigger PLUS are subject to the credit risk of HSBC.

INDICATIVE TERMS
Issuer:		HSBC USA Inc. (“HSBC”)
Maturity date*:		January 4, 2018, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement
Underlying shares:		Shares of the iShares® MSCI Emerging Markets ETF (the “index fund”) (Bloomberg symbol: “EEM”)
Aggregate principal amount:		$
Payment at maturity:

•   If the final share price is greater than the initial share price:

$10 + the leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

•   If the final share price is less than or equal to the initial share price but greater than or equal to the trigger price:

$10

•   If the final share price is less than the trigger price:

$10 x the share performance factor

This amount will be less than the stated principal amount of $10 and will result in a loss of at least 15%, and possibly all, of your investment. All payments on the Trigger PLUS are subject to the credit risk of HSBC.

Leveraged upside payment:		$10 x leverage factor x share percent increase
Leverage factor:		200%
Share percent increase:		(final share price – initial share price) / initial share price
Initial share price:		The official closing price of the underlying shares on the pricing date
Final share price:		The official closing price of the underlying shares on the valuation date, subject to adjustment by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the ETF Underlying Supplement.
Official closing price:		The official closing price of the underlying shares on any scheduled trading day as determined by the calculation agent based upon the value displayed on Bloomberg Professional® service page “EEM UP <Equity>” or any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Trigger price:		85% of the initial share price
Valuation date*:		December 29, 2017, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement
Share performance factor:		final share price / initial share price
Maximum payment at maturity:		$13.50 per Trigger PLUS (135% of the stated principal amount).
Stated principal amount:		$10 per Trigger PLUS
Issue price:		$10 per Trigger PLUS
Pricing date*:		On or about December 30, 2014
Original issue date*:		On or about January 5, 2015 (3 business days after the pricing date)
Estimated initial value:		The estimated initial value of the Trigger PLUS will be less than the price you pay to purchase the Trigger PLUS. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Trigger PLUS in the secondary market, if any, at any time. The estimated initial value will be calculated on the pricing date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The estimated initial value of the Trigger PLUS, which will be determined by us on the pricing date, will be less than the price to public and may differ from the market value of the Trigger PLUS in the secondary market, if any.”
CUSIP:		40434F827
ISIN:		US40434F8279
Listing:		The Trigger PLUS will not be listed on any securities exchange.
Agent:		HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest)”.
Commissions and issue price:	Price to public	Fees and commissions(1)	Proceeds to issuer
Per Trigger PLUS	$10.00	$0.25	$9.70
$0.05
Total	$	$	$
(1)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Trigger PLUS purchased by that investor. The lowest price payable by an investor is $9.90 per Trigger PLUS. See “Syndicate Information” on page 11 for further details.
(2)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of up to $0.30 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of up to $0.25 for each Trigger PLUS they sell. See “Supplemental plan of distribution (conflicts of interest).”
(3)	Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of up to $0.05 for each Trigger PLUS.

* The pricing date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Trigger PLUS.

The estimated initial value of the Trigger PLUS on the pricing date is expected to be between $9.35 and $9.75 per Trigger PLUS, which will be less than the price to public. The market value of the Trigger PLUS at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” above and “Risk Factors” beginning on page 4 of this document for additional information.

An investment in the Trigger PLUS involves certain risks. See “Risk Factors” beginning on page 4 of this free writing prospectus, page S-2 of the accompanying ETF Underlying Supplement and page S-3 of the accompanying prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the Trigger PLUS, or determined that this free writing prospectus or the accompanying ETF Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement, and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the related ETF Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The ETF Underlying Supplement dated March 22, 2012 at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016689/v306692_424b2.htm

The prospectus supplement dated March 22, 2012 at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

The prospectus dated March 22, 2012 at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

The Trigger PLUS are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

Trigger PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due January 4, 2018

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside Securities

Principal at Risk Securities

The Trigger PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due January 4, 2018 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of positive performance of the underlying shares, subject to the maximum payment at maturity

▪	To enhance positive returns and potentially outperform the underlying shares in a moderately bullish scenario

▪	To achieve similar levels of upside exposure to the underlying shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

▪	To provide limited protection against a loss of principal in the event of a decline of the underlying shares as of the valuation date, but only if the final share price is greater than or equal to the trigger price. All payments on the Trigger PLUS are subject to the credit risk of HSBC.

Index fund:	iShares® MSCI Emerging Markets ETF. (Please see the section “Information About the iShares® MSCI Emerging Markets ETF” for additional information about the index fund.)
Underlying index:	The MSCI Emerging Markets Index, an index which is intended to measure the performance of equity markets in the global emerging markets.
Maturity:	Approximately three years
Leverage factor:	200%
Maximum payment at maturity:	$13.50 per Trigger PLUS (135% of the stated principal amount)
Trigger price:	85% of the initial share price
Minimum payment at maturity:	None. You may lose your entire initial investment in the Trigger PLUS.
Coupon:	None

Key Investment Rationale

The Trigger PLUS offer 200% leveraged upside on the positive performance of the underlying shares, subject to the maximum payment at maturity of $13.50 per Trigger PLUS (135% of the stated principal amount). However, if the price of the underlying shares has decreased below the trigger price as of the valuation date, investors will lose 1% for every 1% that the price has decreased. Investors may lose up to 100% of the stated principal amount of the Trigger PLUS.

Investors can use the Trigger PLUS to enhance returns up to the maximum payment at maturity and obtain limited protection against a loss of principal in the event of a decline of the underlying shares as of the valuation date, but only if the final share price is greater than or equal to the trigger price. All payments on the Trigger PLUS are subject to the credit risk of HSBC.

Leveraged Upside Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying shares.
Trigger Feature	At maturity, even if the price of the underlying shares has declined over the term of the Trigger PLUS, you will receive your stated principal amount, but only if the final share price is greater than or equal to the trigger price.
Upside Scenario	The price of the underlying shares increases and, at maturity for each Trigger PLUS, we will pay the stated principal amount of $10 plus 200% of the share percent increase, subject to the maximum payment at maturity of $13.50 per Trigger PLUS (135% of the stated principal amount).
Par Scenario	The price of the underlying shares does not change or declines but the final share price is greater than or equal to the trigger price and, at maturity for each Trigger PLUS, we will pay the stated principal amount of $10.
Downside Scenario	The price of the underlying shares declines and the final share price is less than the trigger price and, at maturity for each Trigger PLUS, we will pay less than the stated principal amount by an amount that is proportionate to the decline in the final share price from the initial share price.

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Trigger PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due January 4, 2018

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$10 per Trigger PLUS
Leverage factor:	200%
Maximum payment at maturity:	$13.50 per Trigger PLUS (135% of the stated principal amount).
Trigger price:	85% of the initial share price

Trigger PLUS Payoff Diagram

How it works

▪	Upside Scenario: If the final share price is greater than the initial share price, investors would receive the $10 stated principal amount plus 200% of the appreciation of the underlying shares over the term of the Trigger PLUS, subject to a maximum payment at maturity of $13.50 per Trigger PLUS. Under the terms of the Trigger PLUS, an investor would realize the maximum payment at maturity at a final share price of 117.50% of the initial share price.

▪	For example, if the price of the underlying shares appreciates 3%, investors would receive a 6% return, or $10.60 per Trigger PLUS.

▪	For example, if the price of the underlying shares appreciates 40%, investors would receive only the maximum payment at maturity of $13.50 per Trigger PLUS, or 135% of the stated principal amount.

▪	Par Scenario: If the final share price is less than or equal to the initial share price but is greater than or equal to the trigger price, investors would receive the stated principal amount of $10 per Trigger PLUS.

▪	For example, if the price of the underlying shares depreciates 10%, investors would receive the $10 stated principal amount.

▪	Downside Scenario: If the final share price is less than the trigger price, investors would receive an amount that is less than the stated principal amount, based on a 1% loss of principal for each 1% decline in the price of the underlying shares.

▪	For example, if the price of the underlying shares depreciates 30%, investors would lose 30% of their principal and receive only $7 per Trigger PLUS at maturity, or 70% of the stated principal amount.

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Trigger PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due January 4, 2018

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

We urge you to read the section “Risk Factors” on page S-2 of the accompanying ETF Underlying Supplement and page S-3 of the accompanying prospectus supplement. Investing in the Trigger PLUS is not equivalent to investing directly in the underlying shares or in any of the stocks held by the index fund. You should understand the risks of investing in the Trigger PLUS and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Trigger PLUS in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying ETF Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement, including the explanation of risks relating to the Trigger PLUS described in the following sections:

“— Risks relating to all note issuances” in the prospectus supplement;

“— General risks related to index funds” in the ETF Underlying Supplement;

“—Securities prices generally are subject to political, economic, financial, and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets” in the ETF Underlying Supplement;

“—Time differences between the domestic and foreign markets and New York City may create discrepancies in the trading level or price of the notes” in the ETF Underlying Supplement; and

“—The notes are subject to currency exchange risk” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	Trigger PLUS do not pay interest and may result in a loss. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee payment of the principal amount at maturity. If the final share price is less than the trigger price (which is 85% of the initial share price), you will receive for each Trigger PLUS that you hold a payment at maturity that is less than the stated principal amount of each Trigger PLUS by at least 15% and by an amount proportionate to the decline in the price of the underlying shares, subject to the credit risk of HSBC. You may lose up to 100% of the stated principal amount of the Trigger PLUS.

▪	The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity. The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity of $13.50 per Trigger PLUS (135% of the stated principal amount). Although the leverage factor provides 200% exposure to any amount by which the final share price is over the initial share price, because the payment at maturity will be limited to 135% of the stated principal amount for the Trigger PLUS, any increase in the final share price over the initial share price by more than 17.50% of the initial share price will not further increase the return on the Trigger PLUS.

▪	Credit risk of HSBC USA Inc. The Trigger PLUS are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Trigger PLUS will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Trigger PLUS depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Trigger PLUS and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Trigger PLUS.

▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the Trigger PLUS in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the Trigger PLUS in the secondary market, including: the value, volatility and dividend yield, as applicable, of the underlying shares and the securities held by the index fund, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Information about the iShares® MSCI Emerging Markets ETF” below. You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

▪	Investing in the Trigger PLUS is not equivalent to investing in the underlying shares. Investing in the Trigger PLUS is not equivalent to investing in the underlying shares. Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares.

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Trigger PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due January 4, 2018

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	Adjustments to the underlying shares or the underlying index could adversely affect the value of the Trigger PLUS. MSCI Emerging Markets Index (the “underlying index”) is the underlying index of the index fund. The investment advisor to the index fund, BlackRock Fund Advisor (the “investment advisor”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index. Under its investment strategy or otherwise, the investment advisor may add, delete or substitute the stocks held by the index fund. In addition, the publisher of the underlying index may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the level of the underlying index. Further, the publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. Any such actions could affect the value of and the return on the Trigger PLUS.

▪	The estimated initial value of the Trigger PLUS, which will be determined by us on the pricing date, will be less than the price to public and may differ from the market value of the Trigger PLUS in the secondary market, if any. The estimated initial value of the Trigger PLUS will be calculated by us on the pricing date and will be less than the price to public. The estimated initial value will reflect our internal funding rate, which is the borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Trigger PLUS. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the Trigger PLUS may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Trigger PLUS to be more favorable to you. We will determine the value of the embedded derivatives in the Trigger PLUS by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Trigger PLUS that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Trigger PLUS in the secondary market (if any exists) at any time.

▪	The price of your Trigger PLUS in the secondary market, if any, immediately after the pricing date will be less than the price to public. The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Trigger PLUS, the underwriting discount and the costs associated with structuring and hedging our obligations under the Trigger PLUS. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Trigger PLUS in the secondary market, if any, the price you would receive for your Trigger PLUS may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Trigger PLUS in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the underlying shares and changes in market conditions, and cannot be predicted with accuracy. The Trigger PLUS are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Trigger PLUS to maturity. Any sale of the Trigger PLUS prior to maturity could result in a loss to you.

▪	If HSBC Securities (USA) Inc. were to repurchase your Trigger PLUS immediately after the original issue date, the price you receive may be higher than the estimated initial value of the Trigger PLUS. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Trigger PLUS in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the estimated initial value on the pricing date for a temporary period expected to be approximately 18 months after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Trigger PLUS and other costs in connection with the Trigger PLUS that we will no longer expect to incur over the term of the Trigger PLUS. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Trigger PLUS and any agreement we may have with the distributors of the Trigger PLUS. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the Trigger PLUS based on changes in market conditions and other factors that cannot be predicted.

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Trigger PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due January 4, 2018

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	The amount payable on the Trigger PLUS is not linked to the price of the underlying shares at any time other than the valuation date. The final share price will be based on the official closing price of the underlying shares on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the underlying shares appreciates prior to the valuation date but then decreases by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying shares prior to that decrease. Although the actual price of the underlying shares on the stated maturity date or at other times during the term of the Trigger PLUS may be higher than the final share price, the payment at maturity will be based solely on the official closing price of the underlying shares on the valuation date.

▪	Risks associated with non-U.S. companies. The price of the underlying shares depends upon the stocks of non-U.S. companies, and thus involves risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the securities. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the iShares® MSCI Emerging Markets ETF and, as a result, the value of the Trigger PLUS.

▪	There are risks associated with emerging markets. An investment in the Trigger PLUS will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against these risks may be made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

▪	The Trigger PLUS will not be adjusted for changes in exchange rates. Although the equity securities composing the iShares® MSCI Emerging Markets ETF are traded in currencies other than U.S. dollars, and the Trigger PLUS are denominated in U.S. dollars, the amount payable on the Trigger PLUS at maturity will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the price of the underlying shares, and therefore your Trigger PLUS. The amount we pay in respect of the Trigger PLUS on the maturity date will be determined solely in accordance with the procedures described in this document.

▪	The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited. The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the Trigger PLUS. As calculation agent, HSBC or one of its affiliates will determine the initial share price and the final share price, and will calculate the amount of cash, if any, that you will receive at maturity. Determinations made by HSBC or one of its affiliates in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the anti-dilution and reorganization adjustments to the underlying shares, may adversely affect the payout to you at maturity. Although the calculation agent will make all determinations and take all action in relation to the Trigger PLUS in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your Trigger PLUS. The calculation agent is under no obligation to consider your interests as a holder of the Trigger PLUS in taking any actions, including the determination of the initial share price, that might affect the value of your Trigger PLUS.

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Trigger PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due January 4, 2018

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Trigger PLUS. One or more of our affiliates expect to carry out hedging activities related to the Trigger PLUS (and possibly to other instruments linked to the underlying shares or its component stocks), including trading in the underlying shares or stocks held by the index fund as well as in other instruments related to the underlying shares. Some of our affiliates also trade the underlying shares or stocks held by the index fund and other financial instruments related to the underlying shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price and, therefore, could increase the price at which the underlying shares must close so that an investor does not suffer a loss on the investor’s initial investment in the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

▪	The Trigger PLUS are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The Trigger PLUS are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Trigger PLUS is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the Trigger PLUS.

▪	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain. For a discussion of certain of the U.S. federal income tax consequences of your investment in a Trigger PLUS, please see the discussion under “Tax considerations” herein, and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Trigger PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due January 4, 2018

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Information About the iShares® MSCI Emerging Markets ETF

The iShares® MSCI Emerging Markets ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is intended to measure the performance of equity markets in the global emerging markets. As of October 31, 2014, the MSCI Emerging Markets Index consisted of the following 23 component country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Peru, Philippines, Poland, Russia, Qatar, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates.

Historical Information

Information as of market close on November 25, 2014:

Bloomberg Ticker Symbol:	EEM
Current Share Closing Price:	$41.82	52 Week High (on 9/5/2014):	$45.85
52 Weeks Ago:	$42.05	52 Week Low (on 2/3/2014):	$37.09

The following graph sets forth the historical performance of the underlying shares based on the daily historical official closing prices from January 2, 2008 through November 25, 2014. The official closing price for the underlying shares on November 25, 2014 was $41.82. We obtained the official closing prices below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the price of the underlying shares on the valuation date.

Historical Performance of the Underlying Shares – Daily Official Closing Prices January 2, 2008 to November 25, 2014

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Trigger PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due January 4, 2018

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The following table sets forth the quarterly high, low, and closing prices of the underlying shares for each calendar quarter since the first quarter of 2008. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Markets, rounded to two decimal places. The historical closing prices of underlying shares should not be taken as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$50.75	$40.68	$44.79
4/1/2008	6/30/2008	$52.48	$44.43	$45.19
7/1/2008	9/30/2008	$44.76	$30.88	$34.53
10/1/2008	12/31/2008	$34.29	$18.22	$24.97
1/2/2009	3/31/2009	$27.28	$19.87	$24.81
4/1/2009	6/30/2009	$34.88	$24.72	$32.23
7/1/2009	9/30/2009	$39.51	$30.25	$38.91
10/1/2009	12/31/2009	$42.52	$37.30	$41.50
1/4/2010	3/31/2010	$43.47	$35.01	$42.12
4/1/2010	6/30/2010	$44.02	$35.21	$37.32
7/1/2010	9/30/2010	$44.99	$36.76	$44.77
10/1/2010	12/31/2010	$48.62	$44.51	$47.62
1/3/2011	3/31/2011	$48.75	$44.25	$48.69
4/1/2011	6/30/2011	$50.43	$44.77	$47.60
7/1/2011	9/30/2011	$48.63	$34.71	$35.07
10/3/2011	12/30/2011	$43.21	$33.43	$37.94
1/3/2012	3/30/2012	$44.91	$38.21	$42.94
4/2/2012	6/29/2012	$43.75	$36.58	$39.19
7/2/2012	9/28/2012	$42.83	$37.15	$41.32
10/1/2012	12/31/2012	$44.42	$39.93	$44.35
1/2/2013	3/29/2013	$45.28	$41.72	$42.78
4/1/2013	6/28/2013	$44.26	$36.16	$38.57
7/1/2013	9/30/2013	$43.32	$36.98	$40.77
10/1/2013	12/31/2013	$43.91	$40.15	$41.77
1/2/20014	3/31/2014	$41.25	$37.06	$40.99
4/1/2014	6/30/2014	$43.98	$40.55	$43.23
7/1/2014	9/30/2014	$45.85	$41.36	$41.56
10/1/2014*	11/25/2014*	$42.46	$39.68	$41.82

* The information set forth above for the fourth calendar quarter of 2014 includes data for the period from October 1, 2014 through November 25, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

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Trigger PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due January 4, 2018

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information About the Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

General Information
Listing:	The Trigger PLUS will not be listed on any securities exchange.
CUSIP:	40434F827
ISIN:	US40434F8279
Minimum ticketing size:	$1,000 / 100 Trigger PLUS
Denominations:	$10 per Trigger PLUS and integral multiples thereof
Interest:	None
Tax considerations:

There is no direct legal authority as to the proper tax treatment of each Trigger PLUS, and therefore significant aspects of the tax treatment of each Trigger PLUS are uncertain as to both the timing and character of any inclusion in income in respect of each Trigger PLUS. Under one approach, each Trigger PLUS could be treated as a pre-paid executory contract with respect to the underlying shares. We intend to treat each Trigger PLUS consistent with this approach. Pursuant to the terms of each Trigger PLUS, you agree to treat each Trigger PLUS under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat each Trigger PLUS as a pre-paid executory contract with respect to the underlying shares. Pursuant to this approach and subject to the discussion below regarding “constructive ownership transactions”, we do not intend to report any income or gain with respect to each Trigger PLUS prior to maturity or an earlier sale or exchange, and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Trigger PLUS for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the underlying shares). Under the “constructive ownership” rules, if an investment in the Trigger PLUS is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a Trigger PLUS will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder determined as if the U.S. holder had acquired the underlying shares on the original issue date of the Trigger PLUS at fair market value and sold them at fair market value on the Maturity Date (if the Trigger PLUS was held until the Maturity Date) or on the date of sale or exchange of the Trigger PLUS (if the Trigger PLUS was sold or exchanged prior to the Maturity Date) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Trigger PLUS (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Trigger PLUS).

Although the matter is not clear, there exists a risk that an investment in the Trigger PLUS will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a Trigger PLUS will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the Trigger PLUS will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of the Trigger PLUS over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the underlying shares at fair market value on the original issue date of the Trigger PLUS for an amount equal to the “issue price” of the Trigger PLUS and, upon the date of sale, exchange or maturity of the Trigger PLUS, sold such underlying shares at fair market value (which would reflect the percentage increase in the value of the underlying shares over the term of the Trigger PLUS). Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

In Notice 2008-2, the Internal Revenue Service and the Treasury Department requested comments as to whether the purchaser of certain securities (which may include the Trigger PLUS) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a security or contract should be ordinary or capital and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a Trigger PLUS is required to accrue income in respect of the Trigger PLUS prior to the receipt of payments under the Trigger PLUS or its earlier sale or exchange.

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a Trigger PLUS as ordinary income (including gain on a sale or exchange). Finally, it is possible that a non-U.S. holder (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) of the Trigger PLUS could be subject to U.S. withholding tax in respect of a Trigger PLUS. It is unclear whether any regulations or other guidance would apply to the Trigger PLUS (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Trigger PLUS.

We will not attempt to ascertain whether the index fund or any of the entities whose stock is included in the index fund would be treated as a passive foreign investment company (a “PFIC”) or United States real property holding corporation (a “USRPHC”), both as defined for U.S. federal income tax purposes. If the index fund or one or more of the entities whose stock is included in the index fund were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. holder or non-U.S. holder, as the case may be. You should refer to information filed with the SEC and other authorities by the index fund and the entities whose stock is included in the index fund and consult your tax advisor regarding the possible consequences to you if the index fund or one or more of the entities whose stock is included in the index fund is or becomes a PFIC or a USRPHC.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) generally apply to payments made after June 30, 2014. Additionally, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2016. However, the Treasury Department and the Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the Trigger PLUS.

For a further discussion of U.S. federal income tax consequences related to each Trigger PLUS, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Calculation agent:	HSBC USA Inc. or one of its affiliates.
Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Trigger PLUS from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the Trigger PLUS and will receive a fee of up to $0.30 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of up to $0.25 for each PLUS they sell. Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of up to $0.05 for each PLUS.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Trigger PLUS, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

Syndicate Information
Principal amount of securities for any single investor	Selling concession	Structuring fee	Total fee	Issue Price
<$1MM	$0.2500	$0.0500	$0.3000	$10.0000
>$1MM and <$3MM	$0.2083	$0.0417	$0.2500	$9.9500
>$3MM and <$5MM	$0.1875	$0.0375	$0.2250	$9.9250
>$5MM	$0.1667	$0.0333	$0.2000	$9.9000

Events of default and acceleration:

If the Trigger PLUS have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Trigger PLUS, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “payment at maturity” in this free writing prospectus. In such a case, the third scheduled trading day for the underlying shares immediately preceding the date of acceleration will be used as the valuation date for purposes of determining the accelerated final share price. If a market disruption event exists on that scheduled trading day, then the accelerated valuation date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled valuation date). The accelerated maturity date will be the third business day following such accelerated postponed valuation date.

For more information, see “Description of Debt Securities — Events of Default” in the accompanying prospectus.

Business day:	A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Payment when offices or settlement systems are closed:	If any payment is due on the Trigger PLUS on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.
Where you can find more information:

This free writing prospectus relates to an offering of the Trigger PLUS linked to the underlying shares. The purchaser of a Trigger PLUS will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the offering of Trigger PLUS relates to the underlying shares, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the underlying shares or any component security included in the underlying shares or as to the suitability of an investment in the Trigger PLUS.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and ETF Underlying Supplement dated March 22, 2012. If the terms of the Trigger PLUS offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-2 of the accompanying ETF Underlying Supplement and page S-3 of the accompanying prospectus supplement, as the Trigger PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Trigger PLUS. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at www.sec.gov as follows:

The ETF Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016689/v306692_424b2.htm

The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

This document provides a summary of the terms and conditions of the Trigger PLUS. We encourage you to read the accompanying ETF Underlying Supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

December 2014	Page 12